Exhibit 10.14
Jing Hui Tong Real Estate Management Company
and
Inner Mongolia Sunrise Petroleum Limited

NO.118 Jian Guo Lu Yi, Beijing 100022 P.C,
The Exchange-Beijing
Room 09 Floor 18
Tenancy Agreement

TENANCY AGREEMENT

Clause 1 DEFINITIONS	3
Clause 2 STATUS OF THE PREMISES	4
Clause 3 PURPOSE OF THE TENANCY	5
Clause 4 DELIVERY DATE AND LEASE TERM	5
Clause 5 RENT, PAYMENT METHOD AND TIME LIMIT	6
Clause 6 DEPOSIT AND OTHER FEES	7
Clause 7 USE OF THE PREMISES AND RESPONSIBILITY FOR REPAIR AND MAINTENANCE	9
Clause 8 REMODELLING	10
Clause 9 CONDITIONS OF THE PREMISES AT SURRENDER	11
Clause 10 SUBLET, TRANSFER AND EXCHANGE	12
Clause 11 TERMINATION OF THIS AGREEMENT	13
Clause 12 DEFAULT LIABLITIES	15
Clause 13 RENEWAL	16
Clause 14 RIGHT OF ACCESS	17
Clause 15 OBLIGATIONS OF THE LANDLORD	18
Clause 16 OBLIGATIONS OF THE TENANT	19
Clause 17 FORCE MAJEURE	23
Clause 18 GOVERNING LAW	24
Clause19 PROPERTY MANAGER	24
Clause 20 CHANGE OF OWNERSHIP OF THE PREMISES	24
Clause 21 NOTICE	25
Clause 22 INSURANCE	26
Clause 23 WAIVER, PARTIAL EFFECTIVENESS	26
Clause 24 LEGAL COSTS, TAXES AND FEES AND OTHER EXPENSES	26
Clause25 MISCELLANEOUS	27

TENANCY AGREEMENT
(Serial No.    )
THIS AGREEMENT IS ENTERED INTO BETWEEN:
LANDLORD: Jing Hui Tong Real Estate Management Company;
and
TENANT: Inner Mongolia Sunrise Petroleum Limited
In accordance with the P.R.C Contract Law and the Urban Premises Leasing Administration Regulation (hereinafter called the “Regulations”), the Landlord and the Tenant (hereinafter collectively known as the “Parties”), on the basis of equality, voluntariness, fairness and integrity and through friendly consultations, have reached unanimity and entered into this agreement in respect of the Tenant’s leasing of the premises which the Landlord is legally entitled to lease.
Clause 1 DEFINITIONS
1.1	Unless the context requires otherwise, the following expressions shall have the following meanings:
1.1.1	“Agreement” means this Tenancy Agreement, including any further amendment and/or supplement thereto, as agreed upon by the Parties hereto in writing.

1.1.2	“Building” means the building situated at 118 Jian Guo Lu Yi, Chaoyang District, Beijing and known as “Exchange Beijing” or such other name as the Landlord may use at its own discretion.

1.1.3	“Building Occupant Handbook” means the “Exchange Beijing Building Occupant Handbook” as formulated by the Landlord or the property manager of the Building (the “Property Manager”) and notified to the Tenant from time to time.

1.1.4	“Business Hours” means the hours from 8:00-20:00 on weekdays (Monday to Friday) and 8:00-13:00 on Saturdays, and other holidays as confirmed by the Landlord or the management company (including the continuous holidays which are recommended by the government to enterprises and institutions).
1.1.5	“Commencement Date” means 8-16-2007.

1.1.6	“Fit-out Period” means the period stipulated in Clause 4.4 herein below.

1.1.7	“Fit-out Works Manual” means the “Exchange Beijing Fit-out Works Manual” as formulated by the Landlord or the Property Manager and notified to the Tenant from time to time.

1.1.8	“Premises” means the premises located at Unit 09, Floor 18 of the Building, which shall not include the facilities, installations, wiring, ducting, piping and/or other things or parts that are for public use.

1.1.9	“Property Management Fee” means the property management fee as stipulated in Clause 5 of this Agreement.

1.1.10	“Rent” means the rent for the Premises as stipulated in Clause 5.1 of this Agreement.

1.1.11	“Rent-Free Period” means the rent-free period stipulated in Clause 4.5 hereinbelow.

1.1.12	“Security Deposit” means the deposit as stipulated in Clause 6.1 of this Agreement.
Clause 2 STATUS OF THE PREMISES
2.1	The Landlord hereby leases to the Tenant the Premises, which cover an area of 175.22 square meters (hereinafter called the” Leased Area”). The Landlord and the Tenant hereby agree and confirm that, even if there is any discrepancy between the Leased Area of the Premises stipulated herein and such construction area, leased area or the area(s) calculated in any other ways as measured or registered by any person, organization or authority, both parties hereto shall make no adjustment to the Rent, Property Management Fee or other amounts which are calculated on the basis of the Leased Area of the Premises. The floor plan of the Premises is attached in Appendix 1 to this Agreement.

2.2	The standard conditions and facilities of the Premises are set out in Appendix 2. The Parties agree that Appendix 2 shall form the basis for inspection of the Premises when the Landlord delivers the Premises to the Tenant, and when, upon expiration or early termination of this Agreement, the Tenant returns the Premises to the Landlord.
Clause 3 PURPOSE OF THE TENANCY
3.1	The Tenant hereby undertakes to the Landlord that the Premises shall be used as office, and the Tenant shall observe the national and municipal regulations in respect of property use and property management. The Tenant may, subject to the Landlord’s permission, allow watchmen to stay in the Premises overnight for security reasons but the names of the watchmen shall first be registered with the Landlord prior to its giving such permission.
3.2	The Tenant hereby warrants that the aforesaid purpose of the Premises shall not change within the lease term without the prior written consent of the Landlord and the approval from relevant authority (if such approval is required pursuant to relevant regulations).
Clause 4 DELIVERY DATE AND LEASE TERM
4.1	The lease term of the Premises shall be from 8-16-2007 to 8-15-2009 (hereinafter called the “Lease Term” ).
4.2	On the day of the receipt of the first month’s Rent, Property Management Fee and Security Deposit, or on the Commencement Date (whichever is later), the Tenant shall carry out, at the place designated by the Landlord, all formalities necessary for the delivery of the Premises. The Tenant shall furbish and decorate the Premises only after the completion of the abovementioned formalities in accordance with the Building Occupant Handbook and Fit-out Works Manual. If the Tenant fails to enter the Premises on the Commencement Date, the Landlord reserves the right to collect from the Tenant, on the Commencement Date, the Rent, the Property Management Fee and other fees and charges as set out in this Agreement. If the Tenant, through fault of its own, fails to complete such formalities within fifteen (15) days from the Commencement Date, the Landlord has the right to terminate this Agreement by giving a written notice to the Tenant, and to forfeit the Security Deposit and any Rent and/or Property Management Fee paid by the Tenant in advance (if any). For the avoidance of doubt, before the commencement of the fit-out works on the Premises, the Tenant shall pay to the Landlord a deposit for fit-out works in the amount specified in the Fit-out Works Manual. Such deposit for fit-out works is separate to and is not included in the Security

Deposit, and the refund and deduction of such deposit for fit-out works shall be subject to relevant provisions of the Fit-out Works Manual.

4.3	Save where the Tenant is in breach of this Agreement, should the Landlord be unable to deliver the Premises to the Tenant within thirty (30) days from the Commencement Date, the Tenant reserves the right to terminate this Agreement by giving a prior written notice to the Landlord. In such case, the Landlord shall refund to the Tenant the Security Deposit and the Rent already paid by the Tenant without any interest accrued thereon.
4.4	Unless otherwise provided in this Agreement and subject to no breach of this Agreement by the Tenant during the Lease Term, the Landlord agrees to give the Tenant a 1.5 -month Fit-out Period commencing from the Commencement Date. During the Fit-out Period, the Tenant is not obliged to pay the Rent stipulated in Clause 5.1 hereinbelow, but is obliged to pay the Property Management Fees and other fees. The Fit-out Period is the period hereinbelow:

period commencing from 7-1-2007 and ending on 8-15-2007.
4.5	If the actual period during which the Tenant leases the Premises is shorter than the Lease Term for whatever reasons, and/or if the Tenant breaches any of the stipulations of this Agreement, the Landlord shall be entitled to claim the Tenant for all of the Rent exempted during the Fit-out Period and the Rent-Free Period.
Clause 5 RENT, PAYMENT METHOD AND TIME LIMIT
5.1	The Parties agree that the daily Rent per square meter of the Premises shall be RMB170.00; and the total monthly Rent (calculated as 30.5 days equal 1 month) shall be RMB(29,787.40). The Rent payable hereunder is exclusive of the charges for the Premises’ utilities (including but not limited to electricity, heating, air-conditioning and telecommunications), the Property Management Fee and other expenses incurred by the Tenant during the Lease Term.
5.2	The Rent of the Premises shall not be adjusted within the Lease Term.
5.3	The Tenant shall pay the first month’s Rent on the date of the execution of this Agreement, and shall, on or before the 5th day of each calendar month, pay to the Landlord the Rent for such month. The Rent for the first month and the last month of the Lease Term shall be paid pro rata based on the number of days of actual occupation by the Tenant. The Rent shall be paid without any deduction, counterclaim or set off by the Tenant.

5.4	All amounts (including without limitation to the Rent, the Property Management Fee and other fees and expenses) payable by the Tenant to the Landlord hereunder shall be wired to the bank account below or other designated by the Landlord, or by other method as may be designated by the Landlord from time to time:

Receiver:

Jing Hui Tong Real Estate Management Company

Opening bank:

Charter Bank of England, Beijing Branch

Account: 3528490943

Any handling charge of bank incurred in such payment made by the Tenant and in any payment made by the Landlord / Property Manager to the Tenant (such as to return the Deposit, the rent and/or the Property Management Fee over paid by the Tenant) shall be borne by the Tenant. The Landlord shall be entitled to deduct beforehand such charge of bank from the amount to be returned to the Tenant.
Clause 6 DEPOSIT AND OTHER FEES
6.1	The Landlord and the Tenant agree that, on the date of the execution of this Agreement, the Tenant shall pay to the Landlord a security deposit (the “Security Deposit”). The Security Deposit shall be the sum of three (3) months’ Rent and three (3) months’ Property Management Fee of the Premises amounting to RMB[104,285.69]. The Landlord shall have the right to hold the Security Deposit, throughout the Lease Term as security for due performance by the Tenant of its obligations under this Agreement. Upon the payment of the Security Deposit, the Landlord shall issue a receipt to the Tenant.
6.2	The Tenant may not apply the Security Deposit toward any payment due under this Agreement, or performance of any other contractual or non-contractual obligation of the Tenant. The Tenant may not assign the right of refund of the Security Deposit nor offer it as a pledge or collateral to any third party for any purpose.
6.3	The Landlord shall, at any time during the Lease Term, have the right to (in addition to any other right or remedy) deduct from the Security Deposit any payment due from the Tenant under this Agreement and/or any loss sustained by the Landlord as a direct or indirect result of any breach of this Agreement by the Tenant. In such case, the Landlord shall notify the Tenant in writing after making such deduction. If the Landlord makes any deduction from the Security Deposit in accordance herewith, the Tenant shall, within seven (7) days of demand by the Landlord, pay to the Landlord a further deposit equal to the amount so deducted. Failure by the Tenant to pay such additional deposit shall entitle the Landlord to forthwith re-enter the Premises and to terminate this Agreement as herein provided.

6.4	Subject to the other provisions of this Clause 6, the Security Deposit and any further deposits paid (or any balance thereof subject to the Landlord’s right of deduction hereunder) shall be refunded by the Landlord to the Tenant without interest within thirty (30) days after the fulfillment of all the following conditions: (i) the Tenant has completed the formalities in respect of canceling or changing the registration of the Premises as its registered address or business address with relevant industry and commerce administration authority; and (ii) the Premises the Tenant returned to the Landlord and its fitments, equipments, and facilities have been restored to the standard state and condition in accordance with Clause 9 herein and that the Premises are suitable for lease; and (iii) the full settlement of the outstanding claim by the Landlord against the Tenant in respect of any breach, non-observance or non-performance of any of this Agreement’s stipulations or conditions herein contained and on the part of the Tenant to be observed and performed; (iv) the full payment of the relevant charges for the Premises’ utilities payable by the Tenant; and (v) the relevant telephone and telecommunication authorities have cleared the Tenant’s telephone and telecommunication accounts.
6.5	Notwithstanding anything contained herein, the Tenant hereby expressly agrees that if the Landlord assigns or transfers the ownership of the Premises to any person (the “New Landlord”) prior to the termination of the Lease Term subject to and with the benefit of this Agreement, the Landlord is entitled to transfer the Security Deposit paid by the Tenant hereunder (less any deduction which the Landlord is entitled to make according to the terms of this Agreement) to the New Landlord. In that event, the Tenant shall waive all claims against the Landlord for the refund of the Security Deposit and may only make its claim for such refund against the New Landlord. A written notice sent by the Landlord to the Tenant, by ordinary post to the address stated herein, notifying the change of the ownership of the Premises shall be conclusive evidence that the Security Deposit has been transferred to the New Landlord unless such notice expresses a contrary intention.
6.6	During the Lease Term, the charges for electricity, telecommunications, appliances, property maintenance and management, and the supply of air-conditioning during non-Business Hours and other related fees and expenses, shall be borne by the Tenant.
6.7	The Tenant shall pay the utilities charges arising out of its occupancy or usage of the Premises (including but not limited to the costs for electricity, heating, air-conditioning during non-Business Hours and telecommunications), and shall reimburse the Landlord for any such expenses, as may be paid by the Landlord on behalf of the Tenant, within seven (7) days of demand by the Landlord.

6.8	The current daily Property Management Fee of the Premises is RMB28.39 per square meter, i.e. the total monthly (calculated as 30.5 days equal 1 month) Property Management Fee of the Premises is RMB4,974.50. The Tenant agrees that, during the Lease Term, the Landlord shall be entitle to revise the Property Management Fee periodically due to the increase of operation cost and any readjustment of the Property Management Fee, if any, shall be notified in writing to the tenant and shall take effect from the month following the date specified in such notice.
6.9	The Tenant shall pay the Property Management Fee and other charges to the Property Manager at the time and in the manner as provided in the Building Occupant Handbook and the Fit-out Works Manual as well as other relevant management rules and regulations.

Clause 7 USE OF THE PREMISES AND RESPONSIBILITY FOR REPAIR AND MAINTENANCE
7.1	The Tenant shall at its sole expense keep all the interior parts of the Premises in good and clean condition, and shall conduct proper repairs unless such repairs are made necessary due to the Landlord’s gross negligence or willful default, in which case the expenses shall be borne by the Landlord.
7.2	During the Lease Term, the Tenant shall promptly inform the Landlord of any necessary repair to the Premises and the facilities provided by the Landlord thereof (exclusive of the repairs of the interior parts of the Premises which shall be conducted by the Tenant in accordance with the terms and conditions of the Fit-out Works Manual) upon its discovery of any damage and/or malfunction.
7.3	During the Lease Term, the Tenant shall use properly and take care of the Premises and the facilities provided by the Landlord thereof. If the Premises or the facilities thereof are damaged or malfunction due to the improper or unreasonable use by the Tenant, the Tenant shall bear the expenses incurred thereof.
7.4	The Tenant shall immediately notify the Landlord of any repair work that may be needed and shall not carry out the same by itself unless such repair work shall be conducted by the Tenant as other stipulated in this Agreement. Any work conducted by the Tenant shall be subject to the requirements under and in accordance with the terms and conditions of the Fit-out Works Manual. The Tenant shall be liable for any damage, personal injury and property loss resulting from or relating to the repair work carried out by the Tenant, its employees, contractors or agents.

7.5	Where the inspection and maintenance of the Premises is to be conducted, the Landlord shall give a reasonable prior notice to the Tenant. During such inspection and maintenance, the Tenant shall co-operate with the Landlord, and the Landlord shall use its endeavors to reduce any effect such inspection and maintenance may have on the Tenant in respect of the use of the Premises.
7.6	In addition to the stipulations set forth in Appendix 2 of this Agreement, if the Tenant wishes to refurbish or add further facilities and equipments to the Premises, such refurbishment or additions may only be carried out subject to the requirements under and in accordance with the terms and conditions of the Fit-out Works Manual and with the prior written consent of the Landlord, and if the approval from an authority is required pursuant to relevant regulations, the Tenant shall make an application with the relevant authority in order to obtain such approval. The ownership of the additional facilities and equipments and the responsibility for their maintenance shall be agreed between the Parties in writing.
7.7	Neither party hereto shall be liable to each other for any damage to the Premises or loss incurred by either party due to an event of force majeure (the “Event of Force Majeure”).
Clause 8 REMODELLING
8.1	Upon receiving the written approval from relevant competent government authorities and the written consent from the Landlord, the Tenant may within the scope of the Landlord’s consent, make alterations or additions to, or partition or renovate the Premises and /or any equipment and facilities thereof. Any such alteration, addition, partition or renovation shall be first discussed between the Parties hereto and shall be carried out by qualified construction workers or contractors approved by the Landlord (except for works concerning fire, electricity facilities, air conditioning, pipes, etc. which shall only be carried out by a contractor appointed by the Landlord). All works mentioned in this clause (including but not limited to the works concerning fire, electricity facilities, air conditioning, pipes, etc.) shall be subject to the requirements under and in accordance with the terms and conditions of the Fit-out Works Manual and at the Tenant’s expense.
8.2	The Tenant hereby agrees it neither has any right to demand repayment of expenses for improvements and/or expenses for repair and maintenance of the Premises or the facilities and equipment thereon borne by the Tenant, nor has any right to demand purchase by the Landlord of the items installed on the Premises.

Clause 9 CONDITIONS OF THE PREMISES AT SURRENDER
9.1	Upon the expiration or termination of this Agreement, the Tenant shall remove its belongings and properties, reinstate the Premises to its standard state and condition as stipulated in Appendix 2 (whether the conditions of the Premises at the time of handover is in accordance with the standard state and condition as stipulated in Appendix 2 shall be exclusively subject to the reasonable review and written approval of the Property Manager at the time of handover of the Premises), return the keys and the Landlord’s properties, and hand over the whole Premises which is in good, clean, tenantable condition (fair wear and tear excepted) upon the expiration of the Lease Term, or in the event of early termination, no later than the date designated by the Landlord, except where the Landlord has agreed to extend the Tenant’s lease of the Premises.
9.2	Provided being given prior written consent by the Landlord, at the request of the Tenant, the Landlord may perform on the Tenant’s behalf any obligation of the Tenant under Clause 9.1 above, at the Tenant’s expense and subject to the Tenant indemnifying the Landlord against all costs, claims and liabilities which may be suffered or incurred by the Landlord in carrying out such obligations on behalf of the Tenant.
9.3	In the event that the Tenant fails to reinstate the Premises to its standard state and condition, the Landlord shall have the right to reinstate the Premises in place of the Tenant provided that the Tenant shall pay to the Landlord double the normal monthly Rent and the Property Management Fee calculated on a daily basis for the period from the expiration date (or, in the event of early termination of this Agreement, from the termination date) to the date that the Premises have been so reinstated. The Tenant shall also reimburse the Landlord for all costs and expenses incurred for such reinstatement.
9.4	If the Premises cannot be fully reinstated to its standard state and condition due to reasons attributable to the Tenant, the Tenant shall compensate the Landlord for such irreparable damage in addition to the payments provided under other provisions of this Agreement.
9.5	In the event that the Tenant fails to surrender the Premises by the time provided in Clause 9.1, the Landlord may choose to charge the Tenant an occupation fee calculated on the basis of double the daily Rent for each day of delay or to take possession of the Premises and move the Tenant’s belongings to a suitable place for storage. The Landlord shall not be liable for any loss or damage to the Tenant due to such forced surrender provided that the forced surrender is conducted in accordance with the provisions of this Agreement. All the expenses incurred by the Landlord (including but not limited to removal and storage expenses) as a result of the forced surrender shall be borne by the Tenant.

9.6	The Landlord shall have the right to dispose of the belongings of the Tenant according to the provisions of Clause 9 hereof.
9.7	In the case of forced surrender, the Tenant shall be deemed to have failed to reinstate the Premises to its standard state and condition, and Clauses 9.3, 9.4 and 9.5 shall apply.
9.8	If this Agreement is terminated during the absence of the Tenant and the Tenant cannot be located by the Landlord’s reasonable efforts, the Landlord shall have the right to repossess and recover the Premises and remove the Tenant’s properties and belongings to a warehouse where they will be stored. In this event, the storage expense shall be borne by the Tenant.
9.9	Under the Clause 9.5 and Clause 9.8, in the event that the Tenant fails to make any written request, satisfactory to the Landlord, concerning the disposition and treatment of its belongings in the aforesaid situations within one (1) month from the expiration or early termination of this Agreement, the Landlord may sell the properties and belongings of the Tenant by auction sale at the time and in the manner as determined by the Landlord at its absolute discretion. Any expense (including but not limited to transportation fees, storage fees, and auction fees) arising out of the above-mentioned removal or auction shall be borne by the Tenant. The Landlord shall not be liable for any loss or damage to the Tenant provided that the auction sale is conducted in accordance with the provisions of this Agreement.
9.10	The Landlord shall be entitled to apply the proceeds from such auction sale to any outstanding amount due from the Tenant under this Agreement. The Landlord shall return any excess thereafter to the Tenant.
Clause 10 SUBLET, TRANSFER AND EXCHANGE
10.1	The Tenant shall not transfer, assign, sublet, mortgage, share or otherwise part with the possession or occupation of the Premises or any part thereof by any means, whereby any person not a party to this Agreement obtains the use or possession of the Premises or any part thereof, irrespective of whether any rental or other consideration is given for such use or possession. In the event of a breach of this Clause, the Landlord shall have the right to terminate this Agreement with immediate effect by notice in writing to the Tenant, and upon the receipt of such notice the Tenant shall forthwith return the Premises according to Clause 9.1.
10.2	During the Lease Term, unless otherwise agreed by the Landlord in this Agreement, the Tenant shall not sublet all or part of the Premises to a third party. However in no event may the Tenant sublet any portion or portions of the Premises as one residential unit.
10.3	If the Tenant sublets the Premises with the approval of the Landlord, the Tenant shall enter into a written sublease contract with the sub-tenant and, in accordance with relevant regulations, shall carry out the registration and filing procedures with the relevant competent authority.
10.4	During the Lease Term, if the Tenant wishes to assign the lease of the Premises to a third party or to exchange the Premises for other premises leased by a third party, it shall obtain the prior written consent from the Landlord. After such assignment or exchange, such third party being assigned or exchanged the Premises shall execute a change of tenancy agreement with the Landlord, and shall continue the performance of this Agreement.
Clause 11 TERMINATION OF THIS AGREEMENT
11.1	Both Parties hereto agree that if during the Lease Term any of the following events occurs, this Agreement shall be terminated, and neither Party hereto shall be held liable to each other:
(1)	The land use right of the land on which the Premises are situated is prematurely withdrawn in accordance with relevant laws;

(2)	The Premises are expropriated on the grounds of public interest in accordance with relevant laws;

(3)	The Premises are dismantled or removed for urban construction purposes in accordance with relevant laws;

(4)	The Premises are destroyed, lost, or declared dangerous.
11.2	In any of the following cases, the Tenant may immediately terminate this Agreement by giving a written notice to the Landlord:
(1)	The Landlord fails to deliver the Premises in accordance with the terms and conditions of this Agreement and further fails to deliver the Premises within thirty (30) days of the Tenant’s demand;

(2)	The purpose of the tenancy cannot take effect because the Premises delivered by the Landlord do not comply with the terms and conditions of this Agreement, and make material adverse effect to the Tenant; or the Premises delivered by the Landlord are endanger the safety of the Tenant.
11.3	In any of the following cases, the Landlord may immediately terminate this Agreement by giving a written notice to the Landlord:
(1)	The Tenant alters the purpose of the Premises without the Landlord’s prior written consent;

(2)	The main structure of the Premises is damaged and such damage is attributable to the Tenant;

(3)	The Tenant, without the prior written consent of the Landlord, willfully sublets the Premises, assigns the lease of the Premises or exchanges the Premises with other premises leased by a third party;

(4)	The Tenant defaults on its payment of the Rent and/or any other sums payable hereunder for more than fifteen (15) days;

(5)	If the Tenant breaches any of the terms of this Agreement and does not rectify such breach within the period notified by the Landlord;

(6)	If the right of refund of the Security Deposit is given by the Tenant as a pledge or collateral to a third party, or becomes subject to an enforcement procedure by a third party;

(7)	If the Tenant enters into bankruptcy or becomes insolvent; or the Tenant makes an assignment or settlement for transfer of all or a substantial part of its assets to satisfy its debts; or the Tenant applies for corporate dissolution or reorganization; or the Landlord deems it impossible to continue this Agreement due to a substantial change in the Tenant’s assets, creditworthiness or business; or

(8)	If the Tenant fails to commence occupancy of the Premises without a notice of justifiable reason given to the Landlord within thirty (30) days from the Commencement Date; or the Tenant fails to pay the Landlord the full amount of the Security Deposit referred to in Clause 6.1 on the date of execution of this Agreement.
11.4	Upon the occurrence of any of the events mentioned in Clause 11.3 above, the

Landlord may at any time thereafter, without prejudice to the Landlord’s other rights and remedies, re-enter the Premises and require the Tenant to surrender immediately the Premises to the Landlord. In this case, the Landlord shall also have the right to immediately forfeit the Security Deposit and claim for all the Rent exempted during the Fit-out Period and the Rent-Free Period (if any) as stipulated in Clause 4.4 of this Agreement and any loss incurred or suffered as a result of the Tenant’s breach including but not limited to the Rent of the remaining lease term. The Landlord may take all necessary measures provided by law to ensure it recovers such payment from the Tenant. All expenses incurred by the Landlord as a result of the Tenant’s default hereof, including but not limited to court costs and legal fees, shall be borne by the Tenant. Retention of the Security Deposit by the Landlord shall not constitute sufficient ground for the Tenant to refuse to surrender the Premises.
11.5	If this Agreement is terminated according to Clause 11.2 and 11.3, the defaulting Party shall pay the penalty of RMB104,285.69 to the other Party, and if such penalty are insufficient to cover the actual loss incurred, the difference shall be paid by the defaulting Party.
11.6	Unless mutually agreed upon in writing, neither Party may terminate this Agreement with respect to all or only a portion of the Premises.
Clause 12 DEFAULT LIABLITIES
12.1	If there is any defect in the Premises at the time of delivery, the Landlord shall rectify such defect within a reasonable period of time from the date of delivery.
12.2	If, before the creation of this tenancy, the Landlord fails to inform the Tenant that the Premises are subject to mortgage or that transfer of the Premises is restricted, the Landlord shall be liable for the direct loss incurred by the Tenant therefrom, however the Landlord’s liability shall be limited to the value of the lease.
12.3	The Tenant shall pay to the Landlord on demand a default charge (the “Default Charge”) in respect of any payment under this Agreement (including without limitation to the Rent, the Property Management Fee) which is overdue. The Default Charge shall be calculated at the default rate of [0.5] % on the overdue amount for each day of delay from the payment due date up to but excluding the date of actual full payment. If the Tenant delays in paying in full any Rent and/or any other sums payable hereunder for more than fifteen (15) days after the due date, the Landlord may terminate this Agreement immediately, and/or may suspend the supply of maintenance service, electricity, heating, air-conditioning, telecommunications or any other services or utilities provided by or through the Landlord. Payments made by the Tenant shall be applied as follows: (i) payment of the Default Charge for any amount overdue;

(ii) settlement of any overdue amount; and (iii) payment of any other outstanding amount due under this Agreement.
12.4	In the case where the Tenant, without the prior written consent of the Landlord or over the scope of the Landlord’s consent, carries out renovations on or additions to the Premises or facilities thereof, the Landlord may demand that the Tenant reinstate the Premises to its standard state and that the Tenant pay compensation to cover any loss incurred therefrom.
12.5	If, before the expiration of the Lease Term, the Tenant, without the prior written consent of the Landlord, willfully and prematurely terminates the lease and in an event other than those stipulated in this Agreement, the Tenant shall pay to the Landlord the penalty the amount of which shall be the daily Rent rate payable for every day from the actual date of early termination to the expiration date of the Lease Term herein. The Tenant shall also be liable to further compensate the Landlord should such penalty be insufficient to cover the losses incurred by the Landlord as a result of such early termination.
12.6	If the Tenant, or any of its employees and contractors, licensees or invitees, causes damage to the Landlord’s property or personal injury to the Landlord, other tenants in the Building, or any of their employees and contractors, the Tenant shall immediately notify the Landlord thereof in writing. The Tenant shall be fully liable for and shall indemnify the Landlord against all costs, claims or liabilities in connection therewith.
12.7	If the Tenant breaches any provision of this Agreement, or otherwise causes damage to the Premises and/or the Building, the Tenant shall compensate the Landlord for all losses and/or damages which the Landlord suffered. In addition, the Tenant shall bear all civil or criminal responsibilities therefor. For this purpose, any act of the employees and contractors of the Tenant shall be regarded as the act of the Tenant.
12.8	The Parties, by mutual agreement, shall first attempt to determine the amount of damages according to the market value at the time of compensation.
12.9	The Tenant may not claim against the Landlord for compensation for damages incurred by the Tenant arising out of other tenants’ or other third parties’ acts unless such shall be directly caused by the gross negligence or willful default of the Landlord.
Clause 13 RENEWAL
13.1	This Agreement shall terminate in the event that one of the following circumstances occurs:
(1)	Upon the expiration of the Lease Term of this Agreement;

(2)	If the Parties so agree in writing; or

(3)	If this Agreement is terminated in accordance with the terms and conditions hereof.
13.2	If the Tenant wishes to renew the lease of the Premises upon the expiration of the Lease Term, the Tenant shall issue a written application for renewal (hereinafter called the “Renewal Application”) to the Landlord three (3) months prior to the expiration of the Lease Term, and will be able to renew the Premises only upon the Landlord’s consent. If the Landlord agrees to renew the Premises, the Landlord and the Tenant shall conclude a new written lease agreement for renewal of the lease of the Premises three months prior to the expiration of the Lease Term. If the Parties fail to reach and execute such new lease agreement two (2) months prior to the expiration of the Lease Term, the lease hereunder shall end upon the expiration or early termination of the Lease Term according to this Agreement.
13.3	If the Landlord has not received the Renewal Application from the Tenant three (3) months prior to the expiration of the Lease Term, or the Landlord disagrees with such Renewal Application, or the Parties fail to conclude a written agreement regarding renewal two (2) months prior to the expiration of the Lease Term, the lease hereunder shall end upon the expiration of the Lease Term according to this Agreement.
13.4	If the Landlord received the Renewal Application three (3) months before the expiration of the lease and approved the Renewal, the new lease rate will be based on the market rate and upon both parties’ negotiation.
Clause 14 RIGHT OF ACCESS
14.1	For the purposes of repair, maintenance, sanitation, safe, fire control, rescue and such other matters, the Landlord or the Property Manager and the staff employed by them may, after informing the Tenant in advance, enter the Premises for carrying out inspection and taking appropriate actions. However, in the event of an emergency when the Tenant cannot be contacted in advance, the Landlord or the Property Manager and the staff employed may enter the Premises and take such action as they deem fit without the prior consent from the Tenant, but shall inform the Tenant thereafter as soon as possible. In such case, the Premises are damaged or the Tenant suffers any loss, none of the Landlord, the Property Manager or their employees shall take any responsibility.

14.2	The Tenant agrees that the Landlord shall be entitled, after giving a prior notice to the Tenant, to bring potential purchaser(s) to view the Premises at reasonable times during the Lease Term. In addition, the Landlord shall, upon giving a prior notice to the Tenant, be entitled to bring potential tenant(s) to view the Premises at reasonable time within six (6) months prior to the expiry or early termination of the Lease Term. When the Landlord enters into the Premise pursuant to this Clause, the Landlord shall minimize the inconvenience brought to the Tenant’s business.
14.3	If pursuant to this Clause the Landlord or the Property Manager and the staff employed by them need to access to the Premises, the Tenant shall give its cooperation.
Clause 15 OBLIGATIONS OF THE LANDLORD
15.1	In addition to the obligations stipulated in the other terms and conditions of this Agreement, the Landlord shall also have the following obligations:
(1)	The Landlord shall deliver to the Tenant the Premises which are suitable for normal use in accordance with the terms and conditions of this Agreement.

(2)	If the Landlord wants to make alternations or additions to, or renovate the Premises, the Landlord shall give prior notice to the Tenant. the Tenant hereby confirms that, the Landlord shall be entitled to further renovate, add to, reduce, or dispose of any part of the Building and its facilities (except for the interior facilities of the Premises belonging to the Tenant) at its discretion at any time.

(3)	Other than the taxes and charges which are payable by the Tenant under this Agreement and payable under the Building Occupant Handbook, the Landlord shall bear all the other taxes and charges in respect of the Premises payable by the Landlord as the landlord.

(4)	Except that the Landlord may exercise its rights under this Agreement, it shall not interfere with or obstruct the Tenant in its usual and reasonable usage of the Premises.

(5)	Except for the mortgage, the Landlord shall not be obliged to notify the Tenant of the other restrictions on the title transfer of the Premises made before or after the lease, and the Tenant hereby waives the right to be informed. The Landlord shall also have no obligation to compensate the Tenant for its losses caused by being not informed as aforesaid and the

Tenant hereby waives the right to be compensated.
Clause 16 OBLIGATIONS OF THE TENANT
16.1	The Tenant shall comply with all laws and regulations related to its business, and/or its occupation or use of the Premises and/or the Building during the Lease Term. The Tenant, its employees and contractors shall also comply with the rules and regulations related to the Premises and/or the Building, as prescribed by the Landlord or the Property Manager (including the Building Occupant Handbook, the Fit-out Works Manual and other rules and regulations relating to the Premises and/or the Buildings as may be formatted by the Landlord or the Property Manager from time to time). The Tenant shall be responsible for the acts of its employees and contractors as if those acts are conducted by itself, and shall fully indemnify the Landlord and the Property Manager against all costs, claims or liabilities to any third party in connection therewith. In addition to the obligations stipulated in the other clauses of this Agreement, the Tenant shall also have the following obligations:
(1)	The Tenant shall use the Premises for the purpose as stipulated in this Agreement and shall not change the purpose of the Premises without the prior written consent from the Landlord and the approvals from relevant authorities issued in accordance with relevant regulations.

(2)	Without the prior written approval of the Landlord, the Tenant may not make any alteration to the Premises whatsoever, including but not limited to the following: (i) the erection, installation or alteration of any partitioning; (ii) any alteration or addition to the electrical wiring, air-conditioning plant, ducting or lighting fixtures; (iii) the changes of internal fitting-out work, conduit and line layout; and (iv) permanent alterations to the fixtures or fittings of the Premises or the Building. Any work mentioned in this Clause carried out by the Tenant shall be subject to the requirements under and in accordance with the terms and conditions of the Fit-out Works Manual.

(3)	During the Tenant’s occupation of the Premises, the Tenant shall pay and discharge all the taxes, charges and other outgoings now or hereafter to be imposed and charged under the relevant PRC and Beijing municipality laws and regulations of which the Tenant is responsible;

(4)	The Tenant shall keep the Premises (including but not limited to the renovations, facilities and equipment as set out in Appendix 2 of this Agreement) clean and in good and tenantable conditions.

(5)	The Tenant shall strictly comply with the Building Occupant Handbook and Fitout Works Manual and other rules made and modified at any time and from time to time by the Landlord and/or the Property Manager in respect of management of the Building. The Tenant, its employees and contractors shall not influence or interfere with the normal management of the Building by the Landlord and/or the Property Manager.
(6)	The Tenant shall not deface or cause damage to the common areas and the equipment and facilities thereon.

(7)	The Tenant shall not place any goods, furniture or rubbish in the public walkways or other common areas, and shall not obstruct the aforesaid common areas. The Tenant shall be responsible for the removal of garbage and refuse from the Premises and to dispose of such garbage and refuse only in those areas in the Building as shall be designated by the Landlord from time to time. The Tenant shall not litter in common areas.

(8)	The Tenant shall not bring to or store in the Premises any weapons, ammunition, nitre, explosives, kerosene or other dangerous and contraband goods of inflammable and explosive nature, or other objects, the keeping of which may contravene any local ordinance or regulation or in respect of which an increased rate of premium for any insurance is or may actually be required.

(9)	The Tenant shall not carry out, permit or consent to the carrying out of any illegal or immoral activities, or various religious activities or other activities deemed inappropriate by the Landlord, or other activities which may cause nuisance of other users, tenants or parties, or the activity in any way which interferes with or may interfere with the quiet and peaceful use of the common areas of the Building and other units outside the Premises by other users, tenants and parties.

(10)	The Tenant shall not display, place, paste or hang any logos, words, marks, posters, flags, advertisement boards or notice boards etc. on the exterior of the Premises including the public walkways, windows, external walls and copings without the prior written consent from the Landlord. Otherwise, the Landlord shall be entitled to remove the same at the cost and expense of the Tenant.

(11)	The Tenant shall be responsible for the actions of its employees and contractors and shall ensure that they will not take any action that will cause loss or damage to the Premises and that is not permitted to be done by the Tenant under this Agreement. The Tenant shall bear the liabilities to compensate the Landlord for its losses resulted from purposely or faulty activities by the Tenant’s employees and contractors to any part of the Premises or the Building.

(12)	Without the Landlord’s prior written consent, the Tenant shall not move any large machinery, equipment, goods or renovation materials into or out of the Premises. The Tenant shall not place such objects in excess of the load-bearing as stipulated in the XXX on the floor or other places of the Premises without the prior written approval of the Landlord or the Property Manager. Before moving objects into the Premises, notice shall be given to the Landlord or the Property Manager and the maximum load-bearing capacity of the Premises shall be checked. The Landlord or the Property Manager shall have the right to stipulate where the safe and other heavy objects shall be placed to enable the load-bearing to be evenly spread. Specialised tools and equipment which are moved into the Premises must be placed on appropriate holders to be set up by the Tenant on its own expenses. Such placement shall be in accordance with the requirements of the Landlord or the Property Manager and shall be sufficient for preventing vibration or loud noises from disturbing other users. If the Tenant defaults and such default has not been rectified, the Tenant shall not move its equipments, appliances, goods or other properties away from the Premises without the Landlord’s written consent in advance.

(13)	The Tenant shall obey and require its guests, visitors or permitted occupiers to obey the rules and restrictions made by the Landlord or the Property Manager in respect of parking, and shall not park its vehicles or permit or allow its guests, visitors and permitted occupiers to park their vehicles at will and obstruct the entrance, public walkways and other common areas of the Building.

(14)	The Tenant shall not move or allow others to move any fixture, equipment and facilities in the Premises belonging to the Landlord unless getting the written permission from the Landlord.

(15)	Unless the prior written consent of the Landlord has been obtained, the Tenant shall not otherwise engage in or carry out the following business or undertakings in the Premises or use the Premises as any type of breeding, industrial activities or construction of production work areas, warehouses, funeral parlours or sale of objects for funeral use, Buddhist temples, Taoist temples, other religious temples, sale of altars, inns, guest houses, or rental of beds etc.

(16)	The Tenant shall not let noise out of the Premises to any part of the Building.

(17)	The Tenant shall take all reasonable precautions to protect the interior of the Premises against damage by storm, heavy rainfall, heavy snowfall or the like and in particular to ensure that all exterior doors and windows are securely closed upon the threat of such adverse weather conditions.

(18)	The Tenant shall keep all exterior windows and doors closed and in the event of a breach of this Clause, the Landlord shall have the right to send a representative to close any open door or windows should the Tenant fails to forthwith comply with the Landlord’s request to close the same.

(19)	The Tenant shall not permit any touting or soliciting for business or the distributing of any pamphlets, notice or advertising matter outside the Premises or anywhere within or near the vicinity of the Building by any of the Tenant’s employees or agents.

(20)	The Tenant shall not hold or permit or suffer to be held in the Premises any exhibition, auction or similar sale of things or properties of any kind.

(21)	The Tenant shall not use or permit or suffer the Premises or any part thereof to be used as sleeping quarters.

(22)	Without the prior written consent of the Landlord, the Tenant shall not use or permit to be used the name/logo or any part of the name/logo of the Landlord or of the Building, or use or permit to be used in any picture, representation or likeness of the whole or any part of such name/logo or of the Building or of the Premises, in connection with the business or operations of the Tenant or for any purpose whatsoever other than to indicate the address and place of business of the Tenant only.

(23)	The Tenant shall not keep or permit or suffer to be kept any animals or pets inside the Premises.

(24)	The Tenant shall not cook or prepare or permit or suffer to be cooked or prepared any food in the Premises or cause or permit any offensive or unusual odours to be produced upon or emanated from the Premises.

(25)	The Tenant shall not erect any antenna on the roof or walls of the Building or on the ceiling or walls of the Premises, and shall not interfere with, remove, dismantle or alter those common aerials (if any) provided by the Landlord.

(26)	The Tenant shall abide by the relevant PRC national and Beijing municipal laws and regulations. The Tenant shall undertake all the economic and administrative obligations when there is any loss suffered by the Landlord because of the Tenant’s breach of the related laws, regulations and/or stipulations.

(27)	The Tenant shall obtain all approvals, business license and permits, etc. necessary for it to legally carry on its business in the Premises and shall timely renew the said approvals, business license and permits.

(28)	The proper safekeeping of the Tenant’s property shall be the sole responsibility of the Tenant. The Landlord and the Property Manager shall not be liable in any way to the Tenant or to any other person for any damage which may be suffered or incurred by the Tenant or any other person, or in respect of any property on the Premises and/or in the Building for any reason and however caused, including but not limited to fire, flood, theft or robbery. The Tenant shall make reasonable efforts to protect the Premises as well as the Landlord’s fixtures, fittings and chattels thereon.

(29)	Upon being requested by the Landlord, the Tenant shall endeavor to assist the Landlord in carrying out the lease registration and filing formalities of this Agreement with relevant real estate administrative authorities, including but not limited to providing legal and valid business licence, etc, and executing necessary documents.

(30)	The Tenant shall strictly comply with the ordinance and property management rules made and modified at any time and from time to time by the Administration Committee and/or the Management Organization of China Merchants Group Center in respect of management, use, insurance and security, etc. of the Building, and shall not act in incompliance with the above ordinance and rules. Otherwise, the Tenant shall reimburse the parties for all costs and expenses incurred for such incompliance.
16.2	The Landlord and the Tenant confirm that, unless otherwise specified herein by both Parties, all the stipulations herein on the rights, obligations and corresponding default liabilities of the Landlord and the Tenant during the Lease Term shall be applied during the Fit-out Period. However the payment of the Rent and Property Management Fee during the Fit-out Period shall be subject to Clause 4.4 of this Agreement hereof.
Clause 17 FORCE MAJEURE
17.1	Should either of the Parties to this Agreement be prevented from performing its obligations under this Agreement by reason of an Event of Force Majeure, such as epidemic, earthquake, storm, flood, tidal wave or other acts of nature, fire, explosion, prohibition or acts by government or public agency, riot, war, hostility, public disturbance, strikes, other labor disputes and work stoppages, failure or interruption of transportation or other utilities, or other unforeseen events beyond the prevented Party’s reasonable control (“Force Majeure”), the prevented Party shall notify the other Party in writing within fourteen (14) days after the occurrence of such Event of Force Majeure, and shall within the same time limit provide detailed information concerning such events and documents evidencing such events. The Parties shall use their reasonable endeavors to mitigate any damage, to the extent possible, which may be caused by such events.
17.2	If an Event of Force Majeure occurs, neither Party shall be responsible for any damage, increased cost or loss which the other Party may sustain by reason of such failure or delay of performance, and such failure or delay shall not be deemed a breach of this Agreement. The Party claiming Force Majeure shall take appropriate means to minimize or remove the effects of Force Majeure and, within the shortest time possible, attempt to resume performance of the obligations delayed or prevented by the Event of Force Majeure.
17.3	Should an Event of Force Majeure or the effects of an Event of Force Majeure prevent one or both of the Parties hereto from performing part or all of its or their obligations hereunder for a period of 120 days or more, then the Parties shall, through consultations, decide whether to terminate this Agreement or to exempt the implementation of part of the obligations of this Agreement according to the effects of the Event of Force Majeure on the performance of this Agreement.
Clause 18 GOVERNING LAW
This Agreement shall be governed by the laws of the People’s Republic of China.
Clause19 PROPERTY MANAGER
The Landlord may designate its affiliate or a third party as the property manager for the management of the Premises and the Building. The manager shall be regarded as the Landlord’s agent with full authority to act on behalf of the Landlord with respect to the management of the Premises and the Building.
Clause 20 CHANGE OF OWNERSHIP OF THE PREMISES
During the Lease Term, the Landlord has the right to transfer all or part of the ownership of the Premises to a third party (the “New Landlord”). The Landlord shall notify the Tenant in writing forthwith after such transfer. The validity of this Agreement is not affected by such change of ownership of the Premises and the rights and obligations of the Landlord under this Agreement shall be deemed to have been automatically assigned by the Landlord to the New Landlord. The Tenant hereby irrevocably and expressly consents to any transfer of the Premises, the Building, or any part of the Premises or the Building and waives any preemptive rights or any other rights it has or may have in the case of such transfer.
Clause 21 NOTICE
21.1	Any notice or communication to be given under or in connection with this Agreement by Parties hereto shall be given in writing to the following addresses and facsimile numbers:
The Landlord       :
Attention       :
Address       :
Facsimile No.:
The Tenant       :
Attention       :
Address       :
Post Code       :
Facsimile No.:
or at such other address or facsimile number as the Party to whom such notice is to be given shall have last notified the Party giving notice.

21.2	Any notice or communication shall be deemed to be received, in the case of a letter delivered by hand, at the time of delivery; or in the case of facsimile, on the completion of transmission; or in the case of prepaid registered post, 5 days after posting.
21.3	In addition to the notices and communications given pursuant to Clause 21.1 and 21.2 hereinabove, the Parties hereto agree that upon the take-over of the

Premises by the Tenant under this Agreement, any notice to be given to the Tenant shall be sufficiently given if it is addressed to the Tenant and left at the Premises. In such case, the notice so delivered shall be deemed to be received by the Tenant on the business day following the date of delivery.

21.4	During the term of this Agreement, each Party has the right to change its address or facsimile number for notices, provided it gives written notice to the other Party.
Clause 22 INSURANCE
The insurance taken out by the Landlord shall only refer to the Premises themselves and be in favor of the Landlord as the owner of the Premises. Where any insured event occurs, all compensation paid by the relevant insurance company under such insurance policy shall belong to the Landlord. The Tenant shall not, as to its property losses or personal injury resulting from such insured event, be entitled to claim against or demand that the Landlord share such amount of compensation paid by the relevant insurance company and owned by the Landlord. The Tenant shall, at its own cost, take out insurance for its employees and its own properties inside the Premises.
Clause 23 WAIVER, PARTIAL EFFECTIVENESS
23.1	The Landlord’s acceptance of the Rent after it has become aware of the Tenant’s acts of breach shall not be deemed as the Landlord’s waiver of its rights to claim against the Tenant for breach of liabilities. When the Rent or other payments by the Tenant are not sufficient to cover the amount stipulated hereby or the Landlord accepts such insufficient Rent or other payments, such acts shall not be deemed as the Landlord’s consent of decreasing the Rent or other payments, nor shall it affect the Landlord’s claims for overdue amounts hereunder or any other right under this Agreement or relevant laws. Furthermore, the failure or delay of performing the Landlord’s rights hereunder shall not be deemed as the waiver of such rights. Any waiver of the Landlord’s rights shall only be made in the form of a written instrument signed by the Landlord.
23.2	If any provision of this Agreement shall be deemed invalid or illegal, such provision shall not affect the validity and legality of other provisions of this Agreement.
Clause 24 LEGAL COSTS, TAXES AND FEES AND OTHER EXPENSES
Each of the Parties shall bear its own legal fees in connection with this Agreement. The Tenant shall bear the tenancy registration and filing fees charged by the relevant real estate government authority for the registration and filing of this Agreement, and the stamp duties in respect of this Agreement shall be equally shared by both Parties.
Clause25 MISCELLANEOUS
25.1	The headings in this Agreement are for reference only and have no effect in the interpretation of this Agreement.

25.2	Any Party specified in this Agreement shall include the successors and assignees of such Party.

25.3	This Agreement shall not be amended without the written consent of both Parties hereto. The Parties may, upon mutual consultation and agreement, execute Supplemental Clauses in respect of the matters which are not sufficiently stipulated herein. The Supplemental Clauses and the Appendixes shall form an integral part of this Agreement and shall be equally valid.

25.4	This Agreement is written in Chinese and English. In case of any discrepancy between the Chinese and English versions, the Chinese version shall prevail.

25.5	Any dispute between the Parties hereto arising in connection with the performance of this Agreement shall be settled through friendly negotiations, In the event that the dispute is still unresolved, either party may submit the disputes for arbitration to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its procedural rules then in force. The decision of arbitration shall be final and binding on both parties. All arbitration fees (including the legal fees of both parties) shall be borne by the losing party, unless otherwise determined by the arbitration awarded.

25.6	This Agreement shall take effect upon the signature by the authorized representatives of both Parties and upon the company seals of both Parties.

25.7	This agreement and the annexes are written in Chinese version in 4 originals The Landlord shall hold 2 original and the Tenant shall hold 1 original and the Beijing Construction committee (in charge of lease registration) hold one original of Chinese version.

Execution Page
In witness whereof, the authorized representatives of both Parties have duly signed this Agreement on the date indicated below:
The Landlord:
/s/ Jason Brown           (Signature and Company Seal)
Name of Representative: Jason Brown
Title: Chairman
Date: 6/29/2007
The Tenant:
/s/ Jamie Tseng           (Signature and Company Seal)
Name of Representative: Jamie Tseng
Title:
Date: 6/29/2007

Appendix 1 Level Plan of the Premises

Appendix 2 Standard Conditions and Facilities of the Premises
a) Floor: Cement surface.
b) Wall (Corridors and Partition): Plasterboard painted with emulsion paint.
c) Load Bearing Wall: Reinforced concrete painted with emulsion paint and wooden skirting.
d) Ceiling: False ceiling with Armstrong ceiling system.
e) Door: Single or Double leaf glass.
f ) No pipes, lines or wires to remain in the ceiling, ground and inner-wall other than base building provision.
g) Windows are in good repair without scratches, cracks and in operable condition where appropriate
h) Sills and mullions are in good condition without damage